                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                            Sycamore Networks, Inc..
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
                         (Title of Class of Securities)

                                   871206 10 8
                                 (CUSIP Number)


                                December 31, 1999
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)

     / /  Rule 13d-1(c)

     /X/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 871206 10 8


 ...............................................................................

1. Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).
   Matrix Partners V, L.P. (04-3399413)
 ...............................................................................

-------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) ........................................................................

   (b) ........................................................................
-------------------------------------------------------------------------------

3. SEC Use Only ...............................................................
-------------------------------------------------------------------------------

4. Citizenship or Place of Organization ...............................Delaware
-------------------------------------------------------------------------------

Number of          5. Sole Voting Power ............................-11,328,180-
Shares
Beneficially
Owned by Each
Reporting
Person With:
                   ------------------------------------------------------------

                   6. Shared Voting Power ................................. -0-
                   ------------------------------------------------------------

                   7. Sole Dispositive Power ....................   -11,328,180-
                   ------------------------------------------------------------

                   8. Shared Dispositive Power ............................ -0-
-------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting Person.. -11,328,180-
-------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
    Instructions) ..............................................................
-------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9) ................... 14.39%
-------------------------------------------------------------------------------

12. Type of Reporting Person (See Instructions) ............................ PN
-------------------------------------------------------------------------------

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................
-------------------------------------------------------------------------------





                               Page 2 of 9 pages

CUSIP No. 871206 10 8


 ...............................................................................

1. Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).
   Matrix V Entrepreneurs Fund, L.P. (04-3442501)
 ...............................................................................

-------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) ........................................................................

   (b) ........................................................................
-------------------------------------------------------------------------------

3. SEC Use Only ...............................................................
-------------------------------------------------------------------------------

4. Citizenship or Place of Organization ..............................  Delaware
-------------------------------------------------------------------------------

Number of          5. Sole Voting Power ............................ -1,258,689-
Shares
Beneficially
Owned by Each
Reporting
Person With:
                   ------------------------------------------------------------

                   6. Shared Voting Power ................................... 0
                   ------------------------------------------------------------

                   7. Sole Dispositive Power ....................... -1,258,689-
                   ------------------------------------------------------------

                   8. Shared Dispositive Power ..............................-0-
-------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting Person ....-1,258,689-
-------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
    Instructions) .............................................................
-------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9) ..................   1.60%
-------------------------------------------------------------------------------

12. Type of Reporting Person (See Instructions) ............................ PN
-------------------------------------------------------------------------------

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................
-------------------------------------------------------------------------------




                               Page 3 of 9 pages

CUSIP No. 871206 10 8




 ...............................................................................

1. Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).
   Matrix V Management Co., L.L.C. (04-3399412)
 ...............................................................................

-------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) ........................................................................

   (b) ........................................................................
-------------------------------------------------------------------------------

3. SEC Use Only ...............................................................
-------------------------------------------------------------------------------

4. Citizenship or Place of Organization .............................  Delaware
-------------------------------------------------------------------------------

Number of          5. Sole Voting Power .........................   -12,586,869-
Shares
Beneficially
Owned by Each
Reporting
Person With:
                   ------------------------------------------------------------

                   6. Shared Voting Power .................................. -0-
                   ------------------------------------------------------------

                   7. Sole Dispositive Power ...................    -12,586,869-
                   ------------------------------------------------------------

                   8. Shared Dispositive Power ..............................-0-
-------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting Person... -12,586,869-
-------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
    Instructions) .............................................................
-------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9) ................... 15.99%
-------------------------------------------------------------------------------

12. Type of Reporting Person (See Instructions) ............................ PN
-------------------------------------------------------------------------------

 ...............................................................................


 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

-------------------------------------------------------------------------------




                               Page 4 of 9 pages

CUSIP No. 871206 10 8






 ...............................................................................

1. Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).
   Timothy A. Barrows (###-##-####)
 ...............................................................................

-------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) ........................................................................

   (b) ........................................................................
-------------------------------------------------------------------------------

3. SEC Use Only ...............................................................
-------------------------------------------------------------------------------

4. Citizenship or Place of Organization ........................  United States
-------------------------------------------------------------------------------

Number of          5. Sole Voting Power ............................... -30,000-
Shares
Beneficially
Owned by Each
Reporting
Person With:
                   ------------------------------------------------------------

                   6. Shared Voting Power ......................... -12,586,869-
                   ------------------------------------------------------------

                   7. Sole Dispositive Power .......................... -30,000-
                   ------------------------------------------------------------

                   8. Shared Dispositive Power .................... -12,586,869-
-------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting Person... -12,616,869-
-------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
  Instructions) ...............................................................
-------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9).................... 16.03%
-------------------------------------------------------------------------------

12. Type of Reporting Person (See Instructions) ............................ IN
-------------------------------------------------------------------------------

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................
-------------------------------------------------------------------------------




                               Page 5 of 9 pages

CUSIP No. 871206 10 8



 ...............................................................................

1. Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).
   Paul J. Ferri (###-##-####)
 ...............................................................................

-------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) ........................................................................

   (b) ........................................................................
-------------------------------------------------------------------------------

3. SEC Use Only ...............................................................
-------------------------------------------------------------------------------

4. Citizenship or Place of Organization ........................  United States
-------------------------------------------------------------------------------

Number of          5. Sole Voting Power .............................   -30,000-
Shares
Beneficially
Owned by Each
Reporting
Person With:
                   ------------------------------------------------------------

                   6. Shared Voting Power ......................... -12,586,869-
                   ------------------------------------------------------------

                   7. Sole Dispositive Power .......................... -30,000-
                   ------------------------------------------------------------

                   8. Shared Dispositive Power .................... -12,586,869-
-------------------------------------------------------------------------------

9.. Aggregate Amount Beneficially Owned by Each Reporting Person... -12,616,869-
-------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
    Instructions) .............................................................
-------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9) ................... 16.03%
-------------------------------------------------------------------------------

12. Type of Reporting Person (See Instructions) ............................ IN
-------------------------------------------------------------------------------

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................
-------------------------------------------------------------------------------








                               Page 6 of 9 pages

CUSIP No. 871206 10 8





Item 1(a)         Name of Issuer:

                  Sycamore Networks, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                  10 Elizabeth Drive
                  Chelmsford MA 01824

Item 2(a)         Name of Persons Filing:

                  Matrix Partners V, L.P. ("Matrix V"); Matrix V Entrepreneurs Fund, L.P. ("Entrepreneurs", and together with Matrix V, the "Partnerships"); Matrix V Management Co., L.L.C. ("Management"), the general partner of each of the Partnerships; and Timothy A. Barrows and Paul J. Ferri, each a Managing Member of Management, who have shared voting and dispositive authority with respect to shares of Sycamore Networks, Inc. held of record by the Partnerships.


Item 2(b)         Address of Principal Business Office or, if none,
                  Residence:

                  The address of the reporting persons is:

                  1000 Winter Street, Suite 4500
                  Waltham, Massachusetts 02451


Item 2(c)         Citizenship:

                  Matrix V is a limited partnership organized under the laws of the State of Delaware. Entrepreneurs is a limited partnership organized under the laws of the State of Delaware. Management is a limited liability company organized under the laws of the State of Delaware. Mr. Barrows and Mr. Ferri are citizens of the United States.


Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.001 per share (the "Common Stock").


Item 2(e)         CUSIP Number:

                  871206 10 8


Item 3            Description of Person Filing:

                  Not applicable.


Item 4            Ownership(1):

                  (a) Amount Beneficially Owned:

                        Matrix is the record holder of 11,328,180 shares of Common Stock and may be deemed to beneficially own the 11,328,180 shares of Common Stock held of


------------------------------
1     As of December 31, 1999.


                               Page 7 of 9 pages

CUSIP No. 871206 10 8







                        record by it. Entrepreneurs may be deemed to beneficially own the 1,258,689 shares of Common Stock held of record by it. Barrows and Mr. Ferri, as Managing Members of Management, may be deemed to beneficially own the 12,616,869 shares of Common Stock held of record by the Partnership. The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of
                        Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this statement.

                        (b) Percent of Class:

                        Matrix IV:              14.39%
                        Entrepreneurs::          1.60%
                        Management:             15.99%
                        Barrows                 16.03%
                        Ferri                   16.03%

                        (c) Number of Shares as to which the person has:

                        (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                        Matrix V may be deemed to have sole power to vote and dispose of 11,328,180 shares of Common Stock held of record by it. Entrepreneurs may be deemed to have sole power to vote and dispose of 1,258,689 shares of Common Stock held of record by it. Management, as general partner of the Partnerships, may be deemed to have sole power to vote and dispose of the 12,586,869 shares of Common Stock held of record by the Partnerships. Barrows and Ferri, as managing members of Management who share voting and dispositive authority with respect to shares of Sycamore Networks, Inc. held of record by the Partnerships, may be deemed to have shared power to vote the 12,586,869 shares of Common Stock held of record by the Partnerships. Barrows and Ferri each have sole power to vote 30,000 shares held in the name of each.

Item 5            Ownership of Five Percent or Less of a Class:


                  Not applicable.


Item 6            Ownership of More than Five Percent on Behalf of Another


                  Person:


                  Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                  Not applicable.


Item 8            Identification and Classification of Members of the
                  Group:


                  Not applicable.


Item 9            Notice of Dissolution of Group:


                  Not applicable.


Item 10           Certification:

                  Not applicable.




                               Page 8 of 9 pages

CUSIP No. 871206 10 8

                                    SIGNATURE

      After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 10, 2000


                              MATRIX PARTNERS V, L.P.



                              By:   Matrix V Management Co., L.L.C
                                    General Partner



                              By: /s/ Timothy A. Barrows
                                  ------------------------------------
                                  Timothy A. Barrows
                                  Managing Member


                              MATRIX V ENTREPRENEURS FUND, L.P.


                              By:  Matrix V Management Co., L.L.C.
                                      General Partner




                               By: /s/ Timothy A. Barrows
                                   ------------------------------------
                                   Timothy A. Barrows
                                   Managing Member



                               MATRIX V MANAGEMENT CO., L.L.C

                               By: Timothy A. Barrows
                                   Managing Member




                                   By: /s/ Timothy A. Barrows
                                       --------------------------------
                                       Managing Member


                               /s/ Timothy A. Barrows
                               ----------------------------------------
                               Timothy A. Barrows


                               /s/ Paul J. Ferri
                               ----------------------------------------
                               Paul J. Ferri



                               Page 9 of 9 pages